Exhibit 99.1

NRG Energy, Inc. Reports Full Year and Fourth Quarter Results, Reaffirms 2015 Guidance

2014 Results and Financial Highlights

•                  $3,128 million of Adjusted EBITDA, including $2,134 million delivered by NRG Business and NRG Renew, $604 million by NRG Home Retail, $455 million by NRG Yield, and $65 million of negative contribution from investment in NRG Home Solar

•                  $951 million of Free Cash Flow (FCF) before growth investments for full-year 2014

•                  $830 million of capital replenished at NRG following dropdowns to NRG Yield announced in 2014

Business and Operational Highlights

•                  $3.5 billion Edison Mission Energy (EME) acquisition now fully integrated

•                  Over 1 GW of new long-term contracts awarded in California

•                  1.6 million tons/year carbon expected to be captured from Petra Nova WA Parish CCS-EOR project now under construction

•                  627,000 increase in NRG Home Retail recurring customer count

•                  13,390 aggregate new NRG Home Solar lease customers at year end (projecting 35,000-40,000 aggregate by year end 2015)

•                  947 MW Alta Wind facility acquired by NRG Yield for $870 million(1)

•                  PH Robinson (360 MW(2)) peaking plant under construction in Houston (approximately $400/kw installed cost)

•                  Up to 70 MW of distributed generation to be installed at up to 170 sites through a recently announced deal with Kaiser Permanente

2015 Financial Guidance and Capital Allocation

•                  2015 Guidance is reaffirmed as follows:

•                  Adjusted EBITDA of $3,200-$3,400 million(3)

•                  FCF before growth investments of $1,100-$1,300 million(3)

•                  2015 Capital Allocation:

•                  4% increase in NRG common stock dividend to $0.58 per share annually

•                  Proposed recapitalization of NRG Yield through the creation of new classes of stock permitting more efficient means to raise capital to fund growth

PRINCETON, NJ; February 27, 2015 — NRG Energy, Inc. (NYSE: NRG) today reported  2014 full-year Adjusted EBITDA of $3,128 million with $2,134 million from NRG Business and NRG Renew combined, $539 million from NRG Home (including a $65 million negative contribution from investment in NRG Home Solar) and $455 million from NRG Yield. Adjusted Cash Flow from Operations totaled $1,525 million for 2014. Net income for the 12 months of 2014 was $134 million, or $0.23 per diluted common share, compared to a net loss of ($386) million, or ($1.22) per diluted common share in 2013.

“Through outstanding execution across all our businesses, NRG withstood the headwinds of a mild summer and declining commodity price environment to post strong financial results in 2014 and positioned ourselves well for growth in 2015,” said David Crane, NRG President and Chief Executive Officer.

(1)  Excludes $53 million of payments for working capital

(2)  Represents average annual peaking capacity

(3)  Excludes projected negative contribution of $100 million from NRG Home Solar

Segment Results

The results of the company have been restated in order to reflect the reorganization of NRG’s existing businesses on the basis of their key target customer segments. NRG reorganized in 2014 to better serve energy consumers with the choice of energy solutions and services that each segment demands: NRG Business, NRG Home (including NRG Home Retail and NRG Home Solar), NRG Renew, and NRG Yield.

Table 1: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/14	12/31/13	12/31/14	12/31/13
Business (1)(2)	323	386	1,898	1,758
Home Retail	165	180	604	528
Home Solar	(34)	(2)	(65)	(5)
Renew (1)	55	18	237	101
NRG Yield (1)	114	93	455	293
Corporate	4	(6)	(1)	(39)
Adjusted EBITDA (3)	627	669	3,128	2,636

(1)   In accordance with GAAP, 2014 and 2013 results have been restated to include full impact of the assets in the ROFO dropdown transaction which closed on June 30, 2014

(2)   See Appendices A-9 thru A-10 for Business regional segments Reg G reconciliations

(3)   Detailed adjustments by business segment are shown in Appendix A

Table 2: Net Income / (Loss)

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/14	12/31/13	12/31/14	12/31/13
Business (1)(2)	575	(452)	1,094	(51)
Home Retail (3)	(99)	225	138	349
Home Solar	(18)	(4)	(53)	(9)
Renew (1)	(64)	(16)	(163)	(71)
NRG Yield (1)	(10)	33	65	119
Corporate	(265)	(83)	(947)	(723)
Net Income/ (Loss)	119	(297)	134	(386)

(1)         In accordance with GAAP, 2014 and 2013 results have been restated to include full impact of the assets in the ROFO drop-down transaction which closed on June 30, 2014

(2)         See Appendices A-9 thru A-12 for Business regional segments net income/(loss)

(3)         Includes mark-to-market gains and losses of economic hedges

NRG Business: Full Year 2014 Adjusted EBITDA was $1,898 million, $140 million higher than 2013 primarily driven by favorable gross margin of $202 million in the East due to the extreme winter weather in the first quarter of 2014.  After closing the transaction on April 1st, the coal assets acquired from EME also contributed $46 million of Adjusted EBITDA in the East during the year. The West region contributed an increase of $105 million in Adjusted EBITDA compared to 2013 mainly due to the addition of the EME gas fleet.  This was partially offset by lower Adjusted EBITDA of $179 million compared to 2013 in the Gulf Coast region as milder weather and relative lack of scarcity pricing negatively impacted ERCOT heat rates resulting in lower wholesale margins in Texas. The impact of the transition of NRG’s Louisiana assets into MISO in late 2013 helped partially offset lower margins in Texas, reducing the year on year decline in the Gulf Coast region.

Fourth quarter Adjusted EBITDA was $323 million, $63 million lower than the fourth quarter 2013 primarily due to milder weather. These declines were partially offset by contributions from the EME acquisition and lower operating costs across our fleet.

NRG Home Retail: Full Year 2014 Adjusted EBITDA was $604 million, $76 million higher than 2013 driven by higher energy margins and higher customer counts. This includes the impact of the acquisition of the retail portfolio from Dominion Resources, which closed on March 31st, and expansion in customer and product growth. This was partially offset by increased operating and marketing costs to support incremental customer count and the Dominion acquisition.

Fourth quarter Adjusted EBITDA was $165 million, $15 million lower than fourth quarter 2013, primarily driven by lower volume due to milder weather, which was partially offset by gross margin associated with increased customer count.

NRG Home Solar: Full Year 2014 Adjusted EBITDA was ($65) million, $60 million lower than 2013 primarily driven by higher expenses to support expansion plans.

Fourth quarter Adjusted EBITDA was ($34) million, $32 million lower as a result of higher selling, marketing and administrative expenses to support expansion plans.

NRG Renew: Full Year Adjusted EBITDA was $237 million, $136 million higher than in 2013 due to the addition of the wind assets acquired from EME, and full year operation of Ivanpah and CVSR. This was partially offset by higher operating costs to bring these assets online.

Fourth quarter Adjusted EBITDA was $55 million, $37 million higher than the fourth quarter 2013 due to assets acquired from EME and favorable margins from existing assets. This was partially offset by additional costs from Ivanpah and CVSR commencing operations, and additional development expenses to support distributed generation expansion plans.

NRG Yield: Full Year 2014 Adjusted EBITDA was $455 million, $162 million higher than in 2013 as a result of additional generating capacity, higher sales volumes in the thermal business, and the Alta Wind acquisition which closed in August 2014.

Fourth quarter Adjusted EBITDA was $114 million, $21 million higher than the fourth quarter 2013 primarily due to the Alta Wind acquisition, partially offset by higher O&M spending.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	12/31/14	12/31/13
Cash and Cash Equivalents	2,116	2,254
Restricted cash	457	268
Total	2,573	2,522
NRG Corporate Credit Facility Availability	1,367	1,173
Total Liquidity	3,940	3,695

Total liquidity as of December 31, 2014, was $3,940 million, an increase of $245 million from December 31, 2013, driven by an increase of $194 million in letter-of-credit availability and an increase in cash of $51 million, consisting of the following:

•                  $4,765 million of cash outflows through December 2014, consisting of:

•                  $2,944 million for acquisitions and growth projects, net, including $1,596 million net cash used in the EME transaction on April 1, 2014 and $901 million net cash used to acquire Alta Wind on August 12, 2014;

•                  $853 million of cash grant bridge loan payments;

•                  $508 million of maintenance and environmental capital expenditures, net;

•                  $190 million common and preferred stock dividends;

•                  $124 million of merger and integration expenses and capital costs;

•                  $102 million of other investing and financing activities; and

•                  $44 million of stock repurchases.

•                  Offset by $4,816 million of cash inflows through December 2014, consisting of:

•                  $1,838 million of net financing activities consisting of: $2,100 million of proceeds from senior note debt issuance; $337 million of proceeds from NRG Yield convertible note issuance; $492 million of proceeds from NRG Yield “Green Bond” issuance; $630 million of proceeds from NRG Yield Class A equity issuance, partially offset by $1,721 million of debt payments;

•                  $1,525 million of Adjusted Cash Flow from Operations;

•                  $916 million of cash grant proceeds;

•                  $190 million of net proceeds from tax-equity financing of NRG Yield-eligible wind assets acquired as a part of the EME transaction;

•                  $131 million of net proceeds from sale of assets;

•                  $127 million of other project debt; and

•                  $89 million of collateral received.

Completed Sale of Second Set of Assets to NRG Yield

On January 2, 2015, NRG completed the sale of the following assets to NRG Yield: Walnut Creek, Tapestry and Laredo Ridge for $489 million in total cash consideration, plus assumed project debt of $737 million (as of December 31, 2014) including adjustments for working capital. These assets augment NRG Yield’s portfolio with an additional 284 MW of wind generation and 485 MW of natural gas generation.

This transaction represents a projected $120 million of Adjusted EBITDA and $35 million of CAFD on an annualized basis.

NRG Strategic Developments

NRG Business

NRG continued its strong track record of safety performance with a top quartile recordable rate of 0.73 for the full year 2014.

Overall generation was up 4% over 2013, including the delivery of exceptional operating performance during the extreme cold weather in the first quarter of 2014, with fleet peak availability of 90.7%.

NRG Business’s multi-year capital investment program includes both generation additions and fuel conversions of approximately 4,400 MWs of generation capacity across our geographic footprint. This provides the company with the ability to bid generation assets in regional forward capacity markets while also meeting key environmental compliance goals. Assets undergoing planned fuel conversions or additions include Avon Lake 7 and 9, Big Cajun II Unit 2, Dunkirk Units 2-4, Joliet Units 6-8, New Castle Units 3-5, Portland Units 1-2, and Shawville 1-4. Additionally, and as part of the acquisition of Midwest Generation, NRG has elected to install DSI and ESP upgrades at both its 1,538 MW Powerton and 689 MW Waukegan coal facilities which, when combined with the fuel conversion at Joliet and the planned retirement of the 761 MW Will County 3 coal facility, will provide significant emissions improvement in Illinois.

NRG was selected by Southern California Edison (SCE) to repower the Company’s Mandalay facility in Oxnard with 262 MW of new simple cycle generation and to install 178 MW of “Preferred Resources,” including both demand response and energy efficiency products at sites across southern California. When coupled with the previously announced Carlsbad repowering, total long term contracts awarded to NRG, pending CPUC approval, amount to over 1 GW in California.  The Company plans to add the Mandalay and Carlsbad facilities to the Right of First Offer Agreement for dropdown to NRG Yield.

NRG has begun construction of a 360 MW(4), natural gas-fired peaking plant at our PH Robinson site near Houston. The project will be partially financed through $43 million of Ike tax-exempt bonds.

NRG Home

As a result of organic growth and acquisitions completed in 2014, NRG Home Solar now has the capabilities it needs to compete at the national level in 2015. By the end of 2015, NRG Home Solar expects to have 35,000-40,000 lease customers totaling approximately 245—280 MW, of which 25,000-30,000 are expected to be added during the year 2015.

NRG acquired Goal Zero, a leader in portable solar and energy storage products, which the Company expects to enable it to meet its retail customer’s growing demand for power “on the go.”

NRG Yield

In the first quarter 2015, NRG offered NRG Yield the opportunity to invest in a portfolio of approximately 2,300 existing residential solar leases with an average tenor of 17 years currently held by a partnership owned solely by NRG.  Subject to the approval of NRG Yield’s independent directors, NRG Yield would invest cash in exchange for an ownership stake in the partnership with the cash proceeds distributed to NRG.  Under the proposed partnership agreement, NRG Yield will receive approximately 95% of the tax and cash distributions during the contracted lease term and 5% of the economics thereafter.

NRG also expects to propose a similar partnership with NRG Yield to invest in additional residential solar leases to be financed with tax equity and funded by NRG Yield equity to be invested over time as individual leases are placed in service by NRG.

NRG Yield also announced it is seeking stockholder approval (including the approval of a majority of the Class A stock) to amend its governing documents to authorize a Class C and Class D stock.  Shares of Class C and Class D stock will be issued through a recapitalization of the Company’s equity. The proposed recapitalization will be effectuated through a stock split of each share of the Class A stock into one Class A and one Class C share. In addition, each share of Class B stock held by NRG will be split into one Class B and one Class D share. The Class C stock will have equal economic rights with Class A stock and a 1/100th voting right.  The Class D stock will not have any economic rights (as NRG’s economic interest is held exclusively through its ownership of NRG Yield LLC) and a 1/100th voting right.

In connection with the recapitalization, the operating agreement of NRG Yield LLC will also be amended and restated to provide for the recapitalization of the outstanding units of NRG Yield LLC. The recapitalization will result in the creation of Class C units (to be owned by NRG Yield) and Class D units (to be owned by NRG) in each case in amounts equal to the number of Class C shares and Class D shares issued in connection with the recapitalization of NRG Yield.

The recapitalization is intended to provide NRG Yield the flexibility to raise capital for future acquisitions while also maintaining the strong strategic sponsorship of its parent, NRG Energy, Inc. NYLD intends to use the new Class C common stock for, among other things, issuance in public offerings to raise capital to finance future acquisitions, as well as in stock-based acquisitions and for equity-based compensation.

(4) Represents average annual peaking capacity

NRG Renew

NRG Renew entered into an agreement with Kaiser Permanente, one of the nation’s largest not-for-profit healthcare providers, to help Kaiser Permanente achieve its goal to reduce greenhouse gas emissions by 30% by 2020.  Utilizing as much as 70 MW of on-site solar, NRG Renew expects to implement a single-brand, multi-site distributed solar program at as many as 170 locations, which will include medical offices, hospitals, clinics, data centers and other Kaiser Permanente facilities.

Outlook for 2015

The Company is reaffirming its guidance range for fiscal year 2015 with respect to both Adjusted EBITDA and FCF before growth investments. As always, the Company’s annual guidance assumes normalized weather.

Table 4: 2015 Adjusted EBITDA and FCF before Growth investments Guidance

($ in millions)	2015 Guidance
Adjusted EBITDA(1)	$3,200–3,400
Interest payments	(1,160)
Income tax	(40)
Working capital/other changes	250
Adjusted Cash flow from operations	$2,250–2,450
Maintenance capital expenditures, net	(480)–(510)
Environmental capital expenditures, net	(330)–(360)
Adjusted EBITDA from NRG Home Solar	(100)
Preferred dividends	(10)
Distributions to non-controlling interests	(190)–(210)
Free cash flow — before Growth investments	$1,100–1,300

(1)         2015 guidance excludes expected negative contribution of $100 MM from NRG Home Solar

2015 Capital Allocation Update

On January 20, 2015, NRG declared a quarterly dividend on the Company’s common stock of $0.145 per share, payable February 17, 2015 to stockholders of record as of February 2, 2015. On an annual basis, the increase to $0.58 per share represents a 4% increase year-over-year and a total increase of 61% from $0.36 per share in 2012.

NRG has also completed the $100 million share buyback program announced on December 9, 2014 at an average price of $25.96 per share.

The Company’s common stock dividend and share buyback program are subject to available capital, market conditions and compliance with associated laws and regulations.

Announcing Transition in NRG’s Investor Relations Department

NRG is announcing that Matt Orendorff, previously in the Strategy and M&A Group at NRG, has been named Managing Director of Investor Relations replacing Chad Plotkin who has assumed the role of Senior Vice President, Finance and Strategy, for NRG Home Solar.

Earnings Conference Call

NRG will host a conference call at 9:00 am Eastern today to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrg.com and clicking on “Presentations and Webcasts” under the “Investors” section at the bottom of the home page. The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 250 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers serve almost 3 million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute, or successfully implement acquisitions and repowerings, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to obtain federal loan guarantees, the inability to maintain or create successful partnering relationships, our ability to operate our businesses efficiently including NRG Yield, our ability to retain retail customers and to grow our NRG Home Solar business, our ability to realize value through our commercial operations strategy and the creation of NRG Yield, the ability to successfully integrate the businesses of acquired companies, the ability to realize anticipated benefits of acquisitions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, our ability to close the drop-down transactions to NRG Yield and our ability to pay dividends and initiate share repurchases under our Capital Allocation Plan, which may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA and free cash flow guidance are estimates as of February 27, 2015. These estimates are based on assumptions believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this Earnings Presentation should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Lindsey Puchyr
832.357.5730	609-524-4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions, except per share amounts)	2014	2013	2012
Operating Revenues
Total operating revenues	$15,868	$11,295	$8,422
Cost of operations	11,779	8,121	6,140
Depreciation and amortization	1,523	1,256	950
Impairment losses	97	459	—
Selling, general and administrative	1,042	904	807
Acquisition-related transaction and integration costs	84	128	107
Development activity expenses	91	84	68
Total operating costs and expenses	14,616	10,952	8,072
Gain on sale of assets	19	—	—
Operating Income	1,271	343	350
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	38	7	37
Bargain purchase gain related to GenOn acquisition	—	—	296
Impairment losses on investments	—	(99)	(2)
Other income, net	22	13	19
Gain on sale of equity-method investment	18	—	—
Loss on debt extinguishment	(95)	(50)	(51)
Interest expense	(1,119)	(848)	(661)
Total other expense	(1,136)	(977)	(362)
Income/(Loss)Before Income Taxes	135	(634)	(12)
Income tax expense/(benefit)	3	(282)	(327)
Net Income/(Loss)	132	(352)	315
Less: Net (loss)/income attributable to noncontrolling interests and redeemable noncontrolling interests	(2)	34	20
Net Income/(Loss) Attributable to NRG Energy, Inc.	134	(386)	295
Dividends for preferred shares	56	9	9
Income/(Loss) Available for Common Stockholders	$78	$(395)	$286
Earnings/(Loss) Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	334	323	232
Net Income/(Loss) per Weighted Average Common Share — Basic	$0.23	$(1.22)	$1.23
Weighted average number of common shares outstanding — diluted	339	323	234
Net Income/(Loss) per Weighted Average Common Share — Diluted	$0.23	$(1.22)	$1.22
Dividends Per Common Share	$0.54	$0.45	$0.18

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

	For the Year Ended December 31,
	2014	2013	2012
	(In millions)
Net Income/(Loss)	$132	$(352)	$315
Other Comprehensive (Loss)/Income, net of tax
Unrealized (loss)/gain on derivatives, net of income tax benefit of $21, $6, and $94	(45)	8	(163)
Foreign currency translation adjustments, net of income tax benefit of $5, $14, and $1	(8)	(24)	(1)
Reclassification adjustment for translation gain realized upon sale of Schkopau, net of income tax benefit of $0, $0, and $6	—	—	(11)
Available-for-sale securities, net of income tax benefit/(expense) of $2, $(2), and $(1)	(7)	3	3
Defined benefit plan, net of income tax benefit/(expense) of $88, $(100), and $21	(129)	168	(52)
Other comprehensive (loss)/income	(189)	155	(224)
Comprehensive (Loss)/Income	(57)	(197)	91
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interests	8	34	20
Comprehensive (Loss)/Income Attributable to NRG Energy, Inc.	(65)	(231)	71
Dividends for preferred shares	56	9	9
Comprehensive (Loss)/Income Available for Common Stockholders	$(121)	$(240)	$62

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2014	2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,116	$2,254
Funds deposited by counterparties	72	63
Restricted cash	457	268
Accounts receivable — trade, less allowance for doubtful accounts of $23 and $40	1,322	1,214
Inventory	1,247	898
Derivative instruments	2,425	1,328
Cash collateral paid in support of energy risk management activities	187	276
Deferred income taxes	174	258
Renewable energy grant receivable	135	539
Current assets held-for-sale	—	19
Prepayments and other current assets	447	479
Total current assets	8,582	7,596
Property, Plant and Equipment
In service	29,487	23,649
Under construction	770	2,775
Total property, plant and equipment	30,257	26,424
Less accumulated depreciation	(7,890)	(6,573)
Net property, plant and equipment	22,367	19,851
Other Assets
Equity investments in affiliates	771	453
Notes receivable, less current portion	72	73
Goodwill	2,574	1,985
Intangible assets, net of accumulated amortization of $1,402 and $1,977	2,567	1,140
Nuclear decommissioning trust fund	585	551
Derivative instruments	480	311
Deferred income taxes	1,406	1,202
Non-current assets held-for-sale	17	—
Other non-current assets	1,244	740
Total other assets	9,716	6,455
Total Assets	$40,665	$33,902

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
	2014	2013
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$474	$1,050
Accounts payable	1,060	1,038
Derivative instruments	2,054	1,055
Cash collateral received in support of energy risk management activities	72	63
Accrued interest expense	252	185
Other accrued expenses	553	480
Other current liabilities	394	333
Total current liabilities	4,859	4,204
Other Liabilities
Long-term debt and capital leases	19,900	15,767
Nuclear decommissioning reserve	310	294
Nuclear decommissioning trust liability	333	324
Postretirement and other benefit obligations	727	506
Deferred income taxes	21	22
Derivative instruments	438	195
Out-of-market contracts, net of accumulated amortization of $562 and $484	1,244	1,177
Other non-current liabilities	847	695
Total non-current liabilities	23,820	18,980
Total Liabilities	28,679	23,184
2.822% and 3.625%, respectively, convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding	291	249
Redeemable noncontrolling interest in subsidiaries	19	2
Commitments and Contingencies
Stockholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 415,506,176 and 401,126,780 shares issued and 336,662,624 and 323,779,252 shares outstanding at December 31, 2014 and 2013	4	4
Additional paid-in capital	8,327	7,840
Retained earnings	3,588	3,695
Less treasury stock, at cost; 78,843,552 and 77,347,528 shares at December 31, 2014 and 2013	(1,983)	(1,942)
Accumulated other comprehensive (loss)/income	(174)	5
Noncontrolling interest	1,914	865
Total Stockholders’ Equity	11,676	10,467
Total Liabilities and Stockholders’ Equity	$40,665	$33,902

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2014	2013	2012
	(In millions)
Cash Flows from Operating Activities
Net income/(loss)	$132	$(352)	$315
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	49	84	2
Bargain purchase gain related to GenOn acquisition	—	—	(296)
Depreciation and amortization	1,523	1,256	950
Provision for bad debts	64	67	45
Amortization of nuclear fuel	46	36	39
Amortization of financing costs and debt discount/premiums	(12)	(33)	31
Adjustment to loss on debt extinguishment	25	(15)	9
Amortization of intangibles and out-of-market contracts	64	49	146
Amortization of unearned equity compensation	42	38	41
(Gain)/loss on disposals and sales of assets, net	(4)	(3)	11
Impairment losses	97	558	—
Changes in derivative instruments	(61)	164	124
Changes in deferred income taxes and liability for uncertain tax benefits	(154)	(67)	(353)
Changes in nuclear decommissioning trust liability	19	15	37
Cash (used)/provided by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable - trade	(2)	(224)	(131)
Inventory	(245)	11	(172)
Prepayments and other current assets	182	(22)	(26)
Accounts payable	(12)	275	(132)
Accrued expenses and other current liabilities	(26)	(114)	231
Other assets and liabilities	(217)	(453)	278
Net Cash Provided by Operating Activities	1,510	1,270	1,149
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(2,936)	(494)	(81)
Cash acquired in GenOn acquisition	—	—	983
Capital expenditures	(909)	(1,987)	(3,396)
Decrease/(increase) in restricted cash, net	57	(22)	(66)
(Increase)/decrease in restricted cash to support equity requirements for U.S. DOE funded projects	(206)	(26)	164
Decrease/(increase) in notes receivable	25	(11)	(24)
Proceeds from renewable energy grants	916	55	62
Purchases of emission allowances, net of proceeds	(16)	5	(1)
Investments in nuclear decommissioning trust fund securities	(619)	(514)	(436)
Proceeds from sales of nuclear decommissioning trust fund securities	600	488	399
Proceeds from sale of assets, net	203	13	137
Investments in unconsolidated affiliates	(103)	—	(25)
Other	85	(35)	22
Net Cash Used by Investing Activities	(2,903)	(2,528)	(2,262)
Cash Flows from Financing Activities
Payment of dividends to preferred and common stockholders	(196)	(154)	(50)
Net receipts/(payments for) from settlement of acquired derivatives that include financing elements	9	267	(68)
Payment for treasury stock	(39)	(25)	—
Sales proceeds and other contributions from noncontrolling interests in subsidiaries	819	531	347
Proceeds from issuance of common stock	21	16	—
Proceeds from issuance of long-term debt	4,563	1,777	3,165
Payment of debt issuance and hedging costs	(67)	(50)	(35)
Payments for short and long-term debt	(3,827)	(935)	(1,260)
Other	(18)	—	—
Net Cash Provided by Financing Activities	1,265	1,427	2,099
Effect of exchange rate changes on cash and cash equivalents	(10)	(2)	(4)
Net (Decrease)/Increase in Cash and Cash Equivalents	(138)	167	982
Cash and Cash Equivalents at Beginning of Period	2,254	2,087	1,105
Cash and Cash Equivalents at End of Period	$2,116	$2,254	$2,087

Appendix Table A-1: Fourth Quarter 2014 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	(99)	(18)	575	(64)	(10)	(265)	119
Plus:
Net Income Attributable to Non-Controlling Interest	—	(19)	(1)	(14)	—	12	(22)
Interest Expense, net	—	1	18	42	69	176	306
Income Tax	—	—	—	—	(11)	82	71
Depreciation, Amortization and ARO Expense	12	2	297	76	42	6	435
Amortization of Contracts	1	—	(19)	4	10	1	(3)
EBITDA	(86)	(34)	870	44	100	12	906
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	6	(1)	12	3	20
Integration and Transaction Costs	1	—	—	—	2	12	15
Legal Settlements	1	—	—	—	—	—	1
Deactivation Costs	—	—	27	—	—	—	27
Sale of Businesses	—	—	(18)	—	—	—	(18)
Asset Write Offs and Impairments	—	—	7	18	—	(23)	2
Market to Market (MtM) Losses/(Gains) on economic hedges	249	—	(569)	(6)	—	—	(326)
Adjusted EBITDA	165	(34)	323	55	114	4	627

Appendix Table A-2: Fourth Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	225	(4)	(452)	(16)	33	(83)	(297)
Plus:					.
Net Income Attributable to Non-Controlling Interest	—	—	—	(5)	4	8	7
Interest Expense, net	1	1	27	15	18	154	216
Income Tax	—	—	—	—	3	(230)	(227)
Depreciation, Amortization and ARO Expense	47	1	212	26	22	8	316
Amortization of Contracts	5	—	(37)	—	1	—	(31)
EBITDA	277	(2)	(250)	20	81	(143)	(17)
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	5	(3)	12	4	18
Integration and Transaction Costs	1	—	—	—	—	33	34
Legal Settlements	3	—	—	—	—	—	3
Deactivation Costs	—	—	6	—	—	—	6
Asset Write Offs and Impairments	—	—	459	—	—	99	558
Market to Market (MtM) Losses/(Gains) on economic hedges	(101)	—	166	1	—	—	66
Adjusted EBITDA	180	(2)	386	18	93	(6)	669

Appendix Table A-3: Full Year 2014 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	138	(53)	1,094	(163)	65	(947)	134
Plus:
Net Income Attributable to Non-Controlling Interest	—	(19)	(1)	1	16	1	(2)
Interest Expense, net	1	1	75	133	165	823	1,198
Income Tax	—	—	1	—	4	(2)	3
Depreciation, Amortization and ARO Expense	123	6	1,002	247	136	32	1,546
Amortization of Contracts	(2)	—	(29)	8	18	1	(4)
EBITDA	260	(65)	2,142	226	404	(92)	2,874
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	11	(12)	47	27	73
Integration and Transaction Costs	3	—	1	—	4	76	84
Legal Settlements	5	—	—	—	—	—	5
Deactivation Costs	—	—	41	—	—	1	42
Sale of Businesses	—	—	(35)	—	—	—	(35)
Asset Write Offs and Impairments	—	—	81	29	—	(13)	97
Market to Market (MtM) Losses/(Gains) on economic hedges	337	—	(343)	(6)	—	(1)	(13)
Adjusted EBITDA	604	(65)	1,898	237	455	(1)	3,128

Appendix Table A-4:  Full Year 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	349	(9)	(51)	(71)	119	(723)	(386)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	22	13	(1)	34
Interest Expense, net	3	—	79	50	50	654	836
Loss on Debt Extinguishment	—	—	—	—	—	50	50
Income Tax	—	—	—	—	8	(290)	(282)
Depreciation, Amortization and ARO Expense	175	4	915	99	61	22	1,276
Amortization of Contracts	51	—	(29)	—	2	—	24
EBITDA	578	(5)	914	100	253	(287)	1,552
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	23	(4)	40	20	79
Integration and Transaction Costs	—	—	—	—	—	128	128
Legal Settlements	3	—	—	—	—	—	3
Deactivation Costs	—	—	23	—	—	—	23
Asset Write Offs and Impairments	—	—	462	4	—	100	566
Market to Market (MtM) Losses/(Gains) on economic hedges	(53)	—	334	1	—	2	285
Adjusted EBITDA	528	(5)	1,758	101	293	(39)	2,636

Appendix Table A-5: 2014 and 2013 Fourth Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of Adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Three months ended December 31, 2014	Three months ended December 31, 2013 (1)
Net Cash Provided by Operating Activities	396	447
Adjustment for change in collateral	(189)	(12)
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	73	90
Add: Merger and integration expenses	19	25
Adjusted Cash Flow from Operating Activities	299	550
Maintenance CapEx, net(2)	(63)	(103)
Environmental CapEx, net	(76)	(54)
Preferred dividends	(2)	(2)
Distributions to non-controlling interests	(19)	(5)
Free cash flow — before Growth investments	139	386

(1) Revised to reflect new Adjusted Cash Flow from Operating Activities methodology

(2) Excludes merger and integration CapEx of $9 million and $10 million in 2014 and 2013, respectively

Appendix Table A-6: 2014 and 2013 Full Year Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of Adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	12 months ended December 31, 2014	12 months ended December 31, 2013 (1)
Net Cash Provided by Operating Activities	1,510	1,270
Adjustment for change in collateral	(89)	47
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	9	267
Add: Merger and integration expenses	95	141
Adjusted Cash Flow from Operating Activities	1,525	1,725
Maintenance CapEx, net(2)	(254)	(325)
Environmental CapEx, net	(254)	(104)
Preferred dividends	(9)	(9)
Distributions to non-controlling interests	(57)	(5)
Free cash flow — before Growth investments	951	1,282

(1) Revised to reflect new Adjusted Cash Flow from Operating Activities methodology

(2) Excludes merger and integration CapEx of $28 million and $31 million in 2014 and 2013, respectively

Appendix Table A-8: Adjusted NRG Yield Drop Down Assets Projected Reg G.

The following table summarizes the calculation of Adjusted EBITDA and CAFD and provides a reconciliation to income before taxes:

(dollars in millions)	2014 Q4 Drop Downs
Income Before Taxes	3
Adjustments to net income to arrive at Adjusted EBITDA:
Depreciation and amortization	81
Interest expense, net	36
Adjusted EBITDA	120
Cash Interest Paid	(33)
Working Capital / Other	1
Maintenance capital expenditures	—
Principal amortization of indebtedness	(53)
Cash Available for Distribution	35

Table A-9: Adjusted EBITDA, Full Year 2014 NRG Business Segments

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	948	221	90	(155)	(10)	1,094
Plus:
Net Income Attributable to Non-Controlling Interest	(1)	—	—	—	—	(1)
Interest Expense, net	64	(1)	11	1	—	75
Income Tax	—	—	—	1	—	1
Depreciation, Amortization and ARO Expense	303	592	93	13	1	1,002
Amortization of Contracts	(53)	22	(4)	6	—	(29)
EBITDA	1,261	834	190	(134)	(9)	2,142
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	2	2	—	7	11
Integration and Transaction Costs	1	—	—	—	—	1
Deactivation Costs	13	—	28	—	—	41
Sale of Businesses	6	(41)	—	—	—	(35)
Asset Write Offs and Impairments	6	72	3	—	—	81
Market to Market (MtM) Losses/(Gains) on economic hedges	(43)	(480)	10	170	—	(343)
Adjusted EBITDA	1,244	387	233	35	(2)	1,898

Table A-10: Adjusted EBITDA, Full Year 2013 NRG Business Segments Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net Income/(Loss) Attributable to NRG Energy, Inc.	(147)	(129)	56	172	(3)	(51)
Plus:
Interest Expense, net	68	8	2	1	—	79
Depreciation, Amortization and ARO Expense	305	551	53	5	1	915
Amortization of Contracts	(48)	20	(4)	3	—	(29)
EBITDA	178	450	107	181	(2)	914
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	2	18	—	3	23
Deactivation Costs	19	—	4	—	—	23
Asset Write Offs and Impairments	460	2	—	—	—	462
Market to Market (MtM) Losses/(Gains) on economic hedges	325	109	(2)	(98)	—	335
Adjusted EBITDA	983	563	127	84	1	1,758

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA Adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before Growth investments) is Adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before Growth investments as a measure of cash available for discretionary expenditures.

Cash Available for Distribution (CAFD) is adjusted EBITDA plus cash dividends from unconsolidated affiliates, less maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in others assets. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.